Exhibit 99.1

For Release:                          Immediately

Contact:                                 John D. Swift, Chief Financial Officer

MOHAWK INDUSTRIES, INC. ANNOUNCES RECORD SECOND
QUARTER EARNINGS PER SHARE

Calhoun, Georgia, July 16, 2003 - Mohawk Industries, Inc. (NYSE:MHK) today announced diluted earnings per share (EPS) and net earnings for the second quarter of 2003 with a second quarter record EPS of $1.12 per share or $74,985,000 in net earnings.  This compares to EPS of $1.10 or $75,518,000 in net earnings for the second quarter of 2002.  The improvement in EPS results from strong earnings in the Dal-Tile segment and lower outstanding shares due to the stock repurchase program.  Net sales for the quarter increased 2% to $1,247,181,000 compared to $1,227,747,000 for the second quarter of 2002.  The sales increase was attributable to strong sales of hard surface products.  The Mohawk segment net sales of $926,745,000 in the second quarter of 2003 were down 1% from $938,680,000 due to lower sales of residential replacement carpet and Home products which reflected the general economic conditions.  The Dal-Tile segment net sales of $320,436,000 in the second quarter of 2003 grew 11% from $289,067,000 from internal growth.

EPS for the first half of 2003 was $1.74 or $116,625,000 in net earnings compared to $1.91 EPS or $118,728,000 in net earnings for the first half of 2002.  This decline in EPS and earnings is attributable to weak first quarter sales and higher raw material, energy and benefit costs in the carpet and rug industry.  Net sales for the first half of 2003 were $2,331,896,000, representing an 11% increase from the first half of 2002 sales of $2,094,457,000.  This sales increase resulted primarily from the acquisition of Dal-Tile and hard surface internal growth.

In commenting on the second quarter results, Jeffrey S. Lorberbaum, President and CEO, stated, "I am encouraged by the improving trend we saw in the residential and commercial carpet industry and the continued strength in hard surface products during the second quarter.  During the last part of the quarter we began to experience improvements in both the carpet shipment and incoming order rates.  We are encouraged by these trends but believe the economy still has significant room to improve.

We implemented a price increase in carpet during the second quarter to offset raw material increases.  Our Dal-Tile segment continues to perform exceptionally well with strong sales and earnings.  The operating margin as a percentage of sales has declined slightly primarily due to the start up costs of the new tile manufacturing plant.  The plant began production on schedule in June, and we are still on target to be at breakeven by the end of the year.

During the second quarter, our Dal-Tile segment completed the acquisition of a regional stone operation which will make us the largest distributors of stone flooring and countertop slabs in the U.S.  In addition, the Mohawk segment recently purchased a niche bath rug manufacturer.

We were pleased to be included in the 2002 Barron's 500 list which ranks company investor performance.  We were ranked number 33 based on revenues, stock performance and cash flow return on investment.  In addition, Business Week ranked Mohawk in its Global 1000 which includes the world's most valuable companies."

The debt to capitalization ratio was 28.9% at the end of the quarter.  The company repurchased 100,000 shares of common stock in the second quarter and has purchased approximately 10,957,000 shares of common stock since the inception of the program in September 1999 when the Board of Directors authorized up to 15,000,000 shares to be repurchased.  Inventory levels have increased to support the hard surface growth in both the Mohawk and Dal-Tile segments and as a result of the stone operation acquisition.

Most economists are forecasting business conditions to show improvement in the fall of this year.  As the economy improves, more consumer dollars are expected to be spent on home decoration increasing sales of floorcovering products.  Based on these factors, the third quarter earnings forecast range is from $1.25 to $1.35 EPS.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future financial performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates," or similar expressions constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Those statements are based on many assumptions, including assumptions regarding the Company's ability to maintain its sales growth and gross margins and to control costs.  These or other assumptions could prove inaccurate and therefore, there can be no assurance that the "forward-looking statements" will prove to be accurate.  Forward-looking statements involve a number of risks and uncertainties.  The following important factors affect the future results of Mohawk and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic conditions generally in the carpet, rug and floorcovering markets served by Mohawk; competition from other carpet, rug and floorcovering manufacturers; raw material prices; timing and level of capital expenditures; the successful integration of acquisitions including the challenges inherent in diverting Mohawk's management attention and resources from other strategic matters and from operational matters for an extended period of time; the successful introduction of new products; the successful rationalization of existing operations; and other risks identified from time to time in the Company's SEC reports and public announcements.

Mohawk is a leading supplier of flooring for both residential and commercial applications and a producer of woven and tufted broadloom carpet, rugs and ceramic tile.  The Company designs, manufactures and markets premier carpet brand names, which include "Mohawk," "Aladdin," "Bigelow," "Custom Weave," "Durkan," "Galaxy," "Helios," "Horizon," "Karastan," "Mohawk Commercial," "World," and "Wunda Weve."  Mohawk offers a broad line of home products including rugs, throws, pillows and bedspreads under the brand names Aladdin, Goodwin Weavers, Karastan, Mohawk Home and Newmark.  Mohawk manufacturers and distributes ceramic tile and natural stone products under the brand names Dal-Tile, Mohawk and American Olean.   Mohawk also offers other products that include laminate, wood and vinyl flooring and carpet padding under the Mohawk brand name.

There will be a conference call Thursday, July 17, 2003 at 11:00 AM Eastern Time.

The telephone number to call is 1-800-603-9255 for US/Canadian calls and (706) 634-2294 for international calls.  A conference call replay will also be available until Friday, July 25, 2003 by dialing 1-800-642-1687 for US/local calls and 1-706-645-9291 for international calls and entering Conference ID #1631334.

DATES FOR FUTURE PRESS RELEASES AND CONFERENCE CALLS:

	PRESS RELEASE	CONFERENCE CALL
3rd QUARTER 2003	OCTOBER 16, 2003	OCTOBER 17, 2003	11:00 AM (800-603-9255)
4th QUARTER 2003	FEBRUARY 5, 2004	FEBRUARY 6, 2004	11:00 AM (800-603-9255)
1st QUARTER 2004	APRIL 21, 2004	APRIL 22, 2004	11:00AM (800-603-9255)
2nd QUARTER 2004	JULY 21, 2004	JULY 22, 2004	11:00AM (800-603-9255)

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Earnings Data	Three Months Ended		Six Months Ended
(Amounts in thousands, except per share data)	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002

Net sales	$ 1,247,181	1,227,747	2,331,896	2,094,457
Cost of sales	907,078	887,842	1,716,997	1,539,173
Gross profit	340,103	339,905	614,899	555,284
Selling, general and administrative expenses	210,035	200,123	406,638	340,450
Operating income	130,068	139,782	208,261	214,834
Interest expense	14,087	19,427	27,185	25,951
Other (income) expense, net	(2,105)	565	(2,585)	506
Earnings before income taxes	118,086	119,790	183,661	188,377
Income taxes	43,101	44,272	67,036	69,649
Net earnings	$ 74,985	75,518	116,625	118,728
Basic earnings per share	$ 1.14	1.12	1.76	1.95
Weighted-average shares outstanding	65,886	67,485	66,120	60,870
Diluted earnings per share	$ 1.12	1.10	1.74	1.91
Weighted-average common and dilutive
potential common shares outstanding	66,709	68,618	66,914	62,287

Other Financial Information
(Amounts in thousands)

Depreciation & amortization	$ 26,389	28,968	51,438	50,476
Capital expenditures	$ 29,161	31,214	53,825	47,241

Consolidated Balance Sheet Data
(Amounts in thousands)
			June 28, 2003	June 29, 2002
ASSETS
Current assets:
Receivables			$ 580,118	580,924
Inventories			803,154	727,088
Prepaid expenses			31,629	22,256
Deferred income taxes			82,074	83,056
Total current assets			1,496,975	1,413,324
Property, plant and equipment, net			855,010	841,651
Goodwill			1,282,684	1,277,453
Other assets			162,617	166,197
			$ 3,797,286	3,698,625
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt			$ 110,904	108,366
Accounts payable and accrued expenses			664,876	634,207
Total current liabilities			775,780	742,573
Long-term debt, less current portion			733,844	912,384
Deferred income taxes and other long-term liabilities			208,331	175,326
Total liabilities			1,717,955	1,830,283
Total stockholders' equity			2,079,331	1,868,342
			$ 3,797,286	3,698,625

Segment Information	As of or for the Three Months Ended		As of or for the Six Months Ended
(Amounts in thousands)	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002

Net sales:
Mohawk	$ 926,745	938,680	1,734,856	1,776,906
Dal-Tile	320,436	289,067	597,040	317,551
Consolidated net sales	$ 1,247,181	1,227,747	2,331,896	2,094,457

Operating income:
Mohawk	$ 85,724	97,107	126,554	169,120
Dal-Tile	46,699	43,673	85,047	48,304
Corporate and eliminations	(2,355)	(998)	(3,340)	(2,590)
Consolidated operating income	$ 130,068	139,782	208,261	214,834

Assets:
Mohawk			$ 1,745,999	1,742,288
Dal-Tile			1,940,567	1,824,871
Corporate and eliminations			110,720	131,466
Consolidated assets			$ 3,797,286	3,698,625